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                                                                    Exhibit 99.2

CORRECTION TO PRESS RELEASE DATED AUGUST 21, 2007

Aug 22, 2007

CALGARY, ALBERTA -- (MARKET WIRE) -- 08/22/07 -- Kodiak Energy, Inc. (OTCBB:
KDKN.OB) ("Kodiak" or the "Company") is pleased to announce that it has entered into an agreement with an investment banking firm to act as lead agent and sole-book-runner, on a best-efforts agency basis, for a private placement offering (the "Offering") of approximately C$13,500,000. The Offering shall consist of approximately C$6,750,000 in common shares of Kodiak (the "Common Shares") and approximately C$6,750,000 in common shares of Kodiak issued on a "flow-through" basis (the "Flow-Through Shares"). The investment banker has also been granted an option to increase the size of the Offering by up to C$3,500,000 in Common Shares, exercisable at any time up to and including the closing of the Offering.

The Offering is being made on the basis of an exemption from registration in the United States under Regulation S. The Offering will not be offered to or sold in the United States or to any United States persons outside of the United States. The securities being offered and sold will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the United States and the several states. The Company will be taking special measures to assure that the securities will not be sold in the United States to comply with these requirements.

Proceeds from the Offering will be used by Kodiak towards the continued exploration of the Company's oil and gas properties, namely additional Seismic program on the exciting "Little Chicago project" in the Northwest Territories, Seismic and Drilling on the New Mexico properties and other such prospects in various locations within Canada and the United States, and for working capital. The Canadian portion of the expenditures will qualify as Canadian Exploration expenses as defined in the Income Tax Act and will be renounced for 2007.

Kodiak Energy, Inc. is a publicly traded oil and gas exploration and development company. The Company is focused on efficient and low cost development of low risk oil and gas properties in southern Alberta and through its United States subsidiary, Kodiak Petroleum (Montana), Inc., in Montana and high impact prospects located in the central Mackenzie River Valley ("Little Chicago prospect") of the Northwest Territories ("NWT") in Canada, Ft McMurray Alberta, Lucy area of British Columbia and the Tucumcari Basin area in north-eastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contacts:
Kodiak Energy, Inc.
Mark Hlady
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

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